FIRST AMENDMENT TO SUBLEASE

This First Amendment to Sublease is dated as of July 15, 1998 by and between SatCon Technology Corporation, a Delaware corporation having a place of business at 161 First Street, Cambridge, Massachusetts 02142 ("Sublandlord") and EPIX Medical, Inc., a Delaware corp. having a place of business at 161 First Street, Cambridge, Massachusetts 02142 ("Subtenant").

                                   BACKGROUND

A. Sublandlord and Subtenant are parties to a certain Sublease dated as of October 31, 1997 (the "Sublease") with respect to certain premises located at 161 First Street, Cambridge, Massachusetts (the "Premises").

B. Sublandlord and Subtenant desire to amend the Sublease to, among other matters, extend the term thereof and to add additional space to the Premises.

                                    AGREEMENT

In consideration of the foregoing, and for other good and valuable consideration, Sublandlord and Subtenant hereby agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meaning given to them in the Sublease.

2. Effective as of July 15, 1998: (i) the Premises shall mean the Premises demised under the Sublease (the "Third Floor Premises") as well as 3,952 rentable square feet of space located on the first floor of the Building and shown on Exhibit A attached hereto (the "First Floor Premises") and (ii) the Monthly Fixed Rent shall be $23,617.00.

3. Effective as of July 15, 1998, all references in Sections 3.2 and 5.1 to "19.49%" shall be deleted and the words "Subtenant's Proportionate Share" shall be inserted in lieu thereof. Effective as of July 15, 1998, Subtenant's Proportionate Share shall mean 28.11%.

4. Sublandlord has entered into an amendment to the Overlease, a copy of which is attached hereto as Exhibit B. All references in the Sublease to the Overlease shall mean the Overlease as so amended.

5. Notwithstanding the provisions of Section 2.2 of the Overlease, the Term shall be extended from November 1, 1998 through December 31, 1999 (the "First Extension Term"). All of the terms and conditions of the Sublease shall continue in full force

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and effect during the First Extension Term, except that (i) the Monthly Fixed
Rent with respect to the Third Floor Premises shall be $20,860.54, (ii) the rentable area of the Third Floor Premises shall be 9,358 (to correct an error in the calculation thereof set forth in the Sublease) and the Monthly Fixed Rent with respect to the First Floor Premises shall be $5,928.00, (iii) the Subtenant's Proportionate Share shall be 29.05%, and (iv) the second sentence of
Section 3.2 of the Sublease is amended in its entirety to read as follows:
"Subtenant shall pay Sublandlord, as Additional Rent, Subtenant's Proportionate Share of Expense Pass Throughs allocable to periods of time included in the First Extension Term and on a basis that accounts for allocation based on the provision of services between Sublandlord and Subtenant such that each party pays for services consistent with receipt and disproportionate services are allocated accordingly." In addition, provided Subtenant shall not be in default of its obligations hereunder beyond applicable grace or cure periods, Subtenant shall have the right to extend the Term of the Sublease for an additional period of one, two or three years by notice given to Sublandlord on or before July 1, 1999, time being of the essence (the "Second Extension Term"). Subtenant's notice to Sublandlord exercising its right to extend the Term shall specify the period of such extension and failure to specify such a period shall be deemed a failure to have exercised such extension right. All of the terms and conditions of the Sublease shall remain in full force and effect during the Second Extension Term, except that Subtenant shall have no further extension options and notwithstanding the provisions of Section 2.1 of the Sublease, the rate for parking in Sublandlord's Rogers Street Parking Lot shall be $100 per month through October 31, 2000, and thereafter shall be at the rate payable by Sublandlord under its lease for such spaces.

6. In the event Subtenant fails to exercise its option for the Second Extension Term in the manner set forth in Section 5 above, Subtenant shall pay Sublandlord a termination fee of $50,000 on or before December 1, 1999.

7. Section 8.8 of the Sublease is amended by adding the following sentence to the end of the existing provisions: "Subject to receipt of Overlandlord's consent, Subtenant shall be permitted to install an exterior sign on the left side of the front entrance to the Building which is symmetrical and to and similar in design to the Sublandlord's sign which is located on the right side of the front entrance to the Building."

8. Subtenant shall bear one half of the legal fees and costs incurred by Sublandlord in connection with the preparation of this First Amendment to Sublease, Subtenant's share of which shall not exceed $2500.

9. Sublandlord warrants and represents to Subtenant and Subtenant represents and warrants to Sublandlord that neither party has dealt with any broker or other person (including, without limitation, with respect to Subtenant, McCall and Almy) entitled to a broker's commission or finder's fee in connection with the negotiation or

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execution of this Agreement or the consummation of the transaction contemplated hereby, and Sublandlord and Subtenant each agree to, at its own sole cost and expense, defend the other and hold the other harmless and indemnify the other from and against all damages, claims, losses and liabilities, including legal fees, incurred by the other, arising out of or resulting from the breach of its representation and warranty.

10. Sublandlord and Subtenant hereby acknowledge and agree that this Sublease shall be deemed terminated and of no further force or effect unless Landlord shall have consented to this Sublease (such consent to be reasonably acceptable to both Sublandlord and Subtenant) on or before August 14, 1998.

11. Sublandlord represents and warrants that: (i) the Overlease has not been modified, amended or terminated except as set forth herein and is in full force and effect; (ii) Sublandlord is not in default of any of its obligations under the Overlease nor has Sublandlord done or failed to do anything which with notice, the passage of time, or both, could ripen into a default under the Overlease; (iii) to the best of Sublandlord's knowledge, Overlandlord is not in default under any of its obligations under the Overlease nor, to the best of Sublandlord's knowledge, has Overlandlord done or failed to do anything which with notice, the passage of time, or both, could ripen into a default under the Overlease.

12. Except as amended hereby, the Sublease is in all other respect ratified and confirmed.

         EXECUTED as a sealed instrument in two or more counterparts on the day and year first above written.

         Sublandlord:

         SatCon Technology Corporation

         By: /s/  M.C. Turmelle
                  ------------------------
                  Title: VP, CFO

         Subtenant:

         EPIX Medical, Inc.

         By: /s/ M.D. Webb
                 -------------------------
                 Title: CEO


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